Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Prospectus Supplement to Registration Statement No. 333-137246 on Form S-3 of Berkshire Hills Bancorp, Inc. of our report dated March 12, 2008 relating to our audits of the consolidated financial statements and internal control over financial reporting of Berkshire Hills Bancorp, Inc. and subsidiaries, which report appears in the Annual Report on Form 10-K of Berkshire Hills Bancorp, Inc. for the year ended December 31, 2007. We also consent to the reference to us under the heading “Experts” in this Prospectus Supplement included in such Registration Statement.

/s/ Wolf & Company, P.C.

Boston, Massachusetts

October 6, 2008